July 24, 2026

Susan Abu-Absi

Email: [***]

Re: Offer of Employment Dear Susan,

Following up on our discussions, the following represents our offer regarding your employment by Aura Biosciences, Inc. (the “Company”) as a full-time, “at will” employee. This letter agreement is referred to herein as this “Agreement”. This offer and the terms of your employment with the Company (including compensation, benefits and equity awards) are subject to and conditioned upon the approval of the Company’s Board of Directors (the “Board”) in all respects.

Your title and position will be Chief Operating Officer and will report to the Company’s Chief Executive Officer. As a full-time employee of the Company, you will be expected to devote your full-time business time and energies to the business and affairs of the Company.

1.
Salary and Expenses: Your compensation will be a starting salary of five hundred twenty thousand ($520,000) Dollars per annum subject to any Company discretionary increase (the “Base Salary”), which will be paid semimonthly or in accordance with the Company’s normal payroll practices in effect from time to time. In accordance with Company policies and procedures, you will be reimbursed for all reasonable out-of-pocket expenses incurred by you on behalf of the Company, in accordance with Company policy.
2.
Bonus:
(a)
Annual Bonus: You will be eligible to receive an annual bonus targeted at forty five percent (45%) of your Base Salary based on the performance of the Company and consistent with the terms of the Company’s Senior Executive Cash Incentive Bonus Plan (the “Bonus”). The amount of the Bonus, if any, will be at the sole discretion of the Company. You must be employed on the date that the Bonus is paid to be eligible to receive the Bonus. Your Bonus will be paid no later than March 15 of the following calendar year. For 2026, your Bonus will be prorated based on your Start Date (as defined below), as calculated by the Company.
3.
Equity: You will be eligible to be granted the following, subject to the approval of the Board: a stock option to purchase two hundred sixty-five thousand four hundred eighty-seven (265,487) shares of the Company’s common stock (the “Option Award”), and one hundred thirty-four thousand five hundred thirteen (134,513) restricted stock units for shares of the Company’s common stock (“RSUs”). Both the Option Award and the RSUs may either be granted under the Company’s 2021 Equity Incentive Plan, as amended (the “2021 Plan”), and the forms of award agreements thereunder, or the inducement award exception set forth in Nasdaq Marketplace Rule 5635(c)(4) outside of the 2021 Plan and be subject to terms substantially similar to the 2021 Plan and the forms of award agreements thereunder (“Inducement Award Exception”), as determined by the Board. The exercise price of the Option Award will equal the fair market value of the Company’s common stock on the date of grant and the vesting terms of the Option Award and RSUs will be outlined in the applicable equity agreements, each as determined by the Board.
4.
Benefits: As a full-time employee, and for so long as you meet the eligibility requirements of such insurance, you will be entitled to health insurance benefits currently available (currently healthcare, dental and vision) for which you are eligible, and you may elect to cover your spouse and immediate family. During the 2026 plan year, there is no employee contribution to premiums, but this is subject to change. We also offer a 401(k) retirement plan for which you will be eligible to participate approximately three months after the Start Date, and the Company currently matches up to six percent (6%), subject to applicable limitations. Further, you will be entitled to four (4) weeks of paid vacation annually, which shall be utilized and accrued in accordance with the Company’s vacation policy (including any state specific policy). The Company retains the right to change, add or cease any particular benefit. Please note that your participation in any benefit plans, policies or practices of the Company is subject to meeting the eligibility requirements thereof, which may include a minimum duration of employment or number of hours of service, and the Company’s benefit programs are subject to change by the Company in its discretion at any time.
5.
Restrictive Covenants Agreement; Indemnification Agreement.
(a)
The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will execute a Confidential Information, Non-Solicitation, and Invention Assignment Agreement, substantially in the form previously provided to you by the Company (the “Restrictive Covenants Agreement”).
(b)
You and the Company will execute an Officer Indemnification Agreement, substantially in the form previously provided to you by the Company.
6.
Termination; Executive Severance Plan.
(a)
No provision of this Agreement shall be construed to create an express or implied employment contract for a specific period of time and you will be employed by the Company “at will.” This means that you may terminate your employment with the Company at any time and for any reason or no reason, upon five (5) days’ prior written notice to the Company. Likewise, the Company reserves the right to terminate your employment at any time and for any reason or no reason, upon five (5) days’ prior written notice to you or up to five (5) days’ pay in lieu of any such notice; provided, however, that in the event of a termination for Cause (as defined in the Company’s Executive Severance Plan (as amended, the “Severance Plan”)), no prior notice (written or otherwise) will be required. In the event of the termination of your employment with the Company by either you or the Company for any reason or no reason, subject to Section 6(b) below, your salary under

Section 1 (and the vesting of any stock options and RSUs under Section 2) shall immediately cease and this Agreement shall terminate; however, notwithstanding the foregoing, the Restrictive Covenants Agreement and Section 11 of this Agreement shall survive and remain in full force and effect in accordance with their terms.
(b)
Subject to the terms and conditions thereof, including without limitation, the approval of the Board, you will be eligible to participate in the Severance Plan, as in effect on the date of your execution of a Participation Agreement, as a Tier Two Executive (each as defined in the Severance Plan).
7.
Status: The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will need to complete the I-9 Form and bring it, together with the appropriate documents, with you when you report for work. We will not be able to employ you if you cannot comply with this requirement.
8.
Job location: The Company’s office in Boston, MA.
9.
Background and Reference Checks: The Company has the right to rescind this offer pending results, in its sole discretion, of background and reference checks.
10.
Start date and Assurances: Your start date as a full-time employee of the Company shall be on August 10, 2026, or as otherwise mutually agreed (the “Start Date”). You represent that (i) you are not a party to any agreement that would prohibit you from entering into employment with the Company; and (ii) you have brought to the Company’s attention and provided it with a copy of any agreement that may impact your future employment with the Company or performing the services contemplated, including but not limited to any non-disclosure, non-competition, non-solicitation or invention assignment agreements containing future work restrictions. You also represent and warrant that (a) you are not and will not during your employment engage in any activities that present a conflict of interest with the Company or your employment; and (b) prior to the Start Date, you will not take any actions on behalf of the Company or engage in any discussions or communications on behalf of the Company, including, without limitation, with any prospective Company employees or other service providers, without the prior written consent of the Company’s Chief Executive Officer.
11.
Non-disparagement: Unless as required by law or valid subpoena, you agree that you will not, whether during your employment or thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its known affiliates, past and present, and each of them, as well as its and their known trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them.

12.
General:
(a)
Subject to your timely execution and return of this Agreement and the Restrictive Covenants Agreement to the Company, and the other conditions hereof, this offer is binding and your employment with the Company will become effective on the Start Date. This Agreement, the Restrictive Covenants Agreement, and, subject to your execution of a Participation Agreement, the Severance Plan, constitute our entire agreement as to the terms of your employment by the Company and will supersede any prior agreements or understanding, whether in writing or oral.
(b)
This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without application of its principles of conflict laws.
(c)
This Agreement is binding on the Company’s successors and assigns.

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Please sign and date this Agreement on the spaces provided below to acknowledge your agreement and acceptance hereof and return this Agreement to the Company by July 31, 2026, after which time it will expire.

We very much hope to work with you to build an exciting company together. Please feel free to call me if you have any questions.

Very truly yours,

AURA BIOSCIENCES, INC.

By: /s/ Natalie Holles

Natalie Holles, Chief Executive Officer and President

Hereunto Duly Authorized

AGREED AND ACCEPTED Date Accepted

/s/ Susan Abu-Absi 7/27/2026

Susan Abu-Absi